UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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BRP GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROXY STATEMENT

AND NOTICE OF 2020 ANNUAL MEETING
OF STOCKHOLDERS

BRP

BRP Group, Inc.

4010 West Boy Scout Boulevard

Tampa, Florida 33607

Notice of 2020 Annual Meeting of Stockholders

Dear Stockholder:

We are pleased to invite you to the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of BRP Group, Inc. (“BRP Group,” the “Company,” “we,” “us” or “our”), which will be held on May 27, 2020, at 10:00 AM Eastern Daylight Time, at 4010 W. Boy Scout Blvd., 1st Floor, Tampa, Florida 33607. At the meeting, stockholders who owned our common stock at the close of business on April 13, 2020 (the “Record Date”) can vote on each item described below and we will transact such other business that properly comes before the meeting.

Proposal	Board Recommendation	Page
Election of Two Class I Directors to serve until the 2023 annual meeting of stockholders, until their successors are duly elected and qualified	FOR each nominee	27

Ratification for the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year 2020	FOR	29

We are actively monitoring the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce any additional or alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor our press releases, available at ir.baldwinriskpartners.com, and our filings with the Securities and Exchange Commission (“SEC”) for updated information. If you are planning to attend our Annual Meeting, please check ir.baldwinriskpartners.com the week of the meeting. We encourage you to vote your shares prior to the Annual Meeting.

The aforementioned proposals are described in detail in the Proxy Statement. We urge you to read the Proxy Statement for additional information concerning the matters to be considered at the Annual Meeting and then vote in accordance with the recommendations of our board of directors. Your vote is very important to us.

The Proxy Statement was first mailed to stockholders on or about April 27, 2020. It is furnished in connection with the solicitation of proxies by the board of directors to be voted during the Annual Meeting for the purposes set forth in this Notice of Annual Meeting.

Our board of directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement and FOR the ratification of the selection, by the audit committee of our board of directors, of PricewaterhouseCoopers LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement.

By Order of the Board of Directors

Lowry Baldwin

Chairman

April 27, 2020

Proxy Statement Table of Contents

Questions and Answers about this Proxy Material and Voting

Who can vote at the Annual Meeting?

The Company has two classes of voting securities, Class A common stock, $0.01 par value per share (“Class A common stock”), and Class B common stock, $0.0001 par value per share (“Class B common stock,” and, collectively, the “common stock”). Each class of common stock entitles its holders to one vote per share on all matters submitted to a vote of the Company’s stockholders. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 64,343,751 shares outstanding consisting of 19,984,749 Class A common stock and 44,359,002 Class B common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may: vote in person at the Annual Meeting; vote by proxy on the Internet or by telephone; or vote by returning the enclosed proxy card. Whether or not you plan to attend the Annual Meeting, to ensure your vote is counted, we urge you to vote by proxy on the Internet as instructed in the Notice of Internet Availability of Materials, by telephone as instructed on the website referred to on the Notice of Internet Availability of Materials, or by signing, dating and returning the enclosed proxy card or by following the instructions on such proxy card to vote on the Internet or by telephone.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting, unless you request and obtain a legal proxy from your broker or other agent who is the record holder of the shares, authorizing you to vote at the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote on two proposals:

•	Proposal No. 1: the election of two directors to hold office until the 2023 annual meeting of stockholders and until their successors are duly elected and qualified; and

•

Proposal No. 2: the ratification of the selection, by the audit committee of our board of directors, of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2020.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How does the board of directors recommend I vote on the Proposals?

The board of directors recommends that you vote:

•	FOR each of the director nominees; and

•	FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

How do I vote?

•	For Proposal No. 1, you may either vote “For,” or choose that your vote be “Withheld” from, any of the nominees to the board of directors.

•	For Proposal No. 2, you may either vote “For” or “Against” the proposal, or “Abstain” from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof. The procedures for voting, depending on whether you are a stockholder of record or a beneficial owner, are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in any of the following manners:

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote over the Internet prior to the Annual Meeting, follow the instructions provided on the Notice of Internet Availability of Materials or on the enclosed proxy card. We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•

To vote by telephone, call the toll-free number found on the enclosed proxy card, or the toll-free number that you can find on the website referred to on the Notice of Internet Availability of Materials.

•

To vote by mail, complete, sign and date the enclosed proxy card and return it promptly. As long as your signed proxy card is received before the Annual Meeting, we will vote your shares as you direct.

Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy by mail, Internet or telephone to ensure your vote is counted. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Daylight Time on May 26, 2020. Even if you have submitted your vote before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization, rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted or follow the instructions to submit your vote by the Internet or telephone, if those instructions provide for Internet and telephone voting. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Who counts the votes?

An automated system administered by Broadridge Financial Solutions, Inc. will tabulate the votes.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting. For Proposal No. 1, the Inspector of Election will separately count “For” and “Withheld” votes and broker non-votes for each nominee. For Proposal No. 2, the Inspector of Election will separately count “For” and “Against” votes, abstentions and broker non-votes. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to follow the instructions provided by your broker to instruct your broker how to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes”?” and “Which ballot measures are considered “routine” and “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?

The ratification of the selection, by the audit committee of our board of directors, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 (Proposal No. 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal No. 2. The election of directors (Proposal No. 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1.

How many votes are needed to approve the proposal?

With respect to Proposal No. 1, directors will be elected by a plurality of the votes cast with respect to the election of such director (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

With respect to Proposal No. 2, the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for approval. “Abstain” votes are treated as cast “Against” Proposal No. 2.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a proxy card, but do not make specific choices?

If we receive a signed and dated proxy card that does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the nominees for director, and “For” the ratification of the selection, by the audit committee of our board of directors, of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to those proxy materials received by mail, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability of Materials or more than one set of printed materials?

If you receive more than one Notice of Internet Availability of Materials or more than one set of printed materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Materials or proxy card you receive, which include voting over the Internet, telephone or by signing and returning any of the proxy cards you receive.

Can I change my vote after submitting my proxy vote?

Yes. You can revoke your proxy vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy vote in any one of three ways:

•	You may submit a new vote on the Internet or by telephone or submit a properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to BRP Group’s General Counsel at 4010 W. Boy Scout Blvd., Suite 200, Tampa, Florida 33607.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

How will voting on any business not described in this Proxy Statement be conducted?

We are not aware of any business to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other matter is properly presented at the Annual Meeting, your proxy will vote your shares using his or her best judgment.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2020, to BRP Group’s General Counsel at 4010 W. Boy Scout Blvd., Suite 200, Tampa, Florida 33607. If you wish to submit a proposal that is not to be included in our proxy materials for the next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between January 28, 2021 and February 27, 2021; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 27, 2021, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. Any shareholder proposal presented outside the times listed herein or otherwise not following the process stated herein shall be deemed untimely. You are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 64,343,751 shares of common stock outstanding and entitled to vote. Accordingly, 32,171,876 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

If you are a stockholder of record, your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. If you are a beneficial owner of shares held in “street name,” your shares will be counted towards the quorum if your broker or nominee submits a proxy for your shares at the Annual Meeting, even if the proxy results in a broker non-vote due to the absence of voting instructions from you. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

As a company with less than $1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

•	we may present as few as two years of audited financial statements and two years of related management discussion and analysis of financial condition and results of operations;

•

we are exempt from the requirement to obtain an attestation and report from our auditors on management’s assessment of our internal control over financial reporting under the Sarbanes-Oxley Act of 2002;

•

we are permitted to provide reduced disclosure regarding our executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, which means we do not have to include a compensation discussion and analysis and certain other disclosures regarding our executive compensation; and

•	we are not required to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

In addition to the relief described above, the JOBS Act permits us an extended transition period for complying with new or revised accounting standards affecting public companies. We have elected to use this extended transition period, which means that our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards on a non-delayed basis.

We will remain an emerging growth company until the earliest of (i) the end of the fiscal year during which we have total annual gross revenues of $1.07 billion or more, (ii) the end of the fiscal year following the fifth anniversary of the completion of our initial public offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended.

Directions to Annual Meeting

Our Annual Meeting will be held at 4010 W. Boy Scout Blvd., 1st Floor, Tampa, Florida 33607.

We are actively monitoring the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce any additional or alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor our press releases, available at ir.baldwinriskpartners.com, and our filings with the SEC for updated information. If you are planning to attend our Annual Meeting, please check ir.baldwinriskpartners.com the week of the meeting. We encourage you to vote your shares prior to the Annual Meeting.

Corporate Governance and Board of Directors

Board of Directors Structure

Our board of directors consists of seven directors. Phillip Casey, Robert Eddy, Joseph Kadow, Barbara Matas and Chris Sullivan qualify as independent directors under the applicable corporate governance standards of the Nasdaq Global Select Market (the “Nasdaq”).

In accordance with our certificate of incorporation and by-laws, the number of directors on our board of directors will be determined from time to time by the board of directors but shall not be less than three persons nor more than 13 persons.

Our independent directors have appointed Chris Sullivan as the lead independent director, whose responsibilities include, among others, calling meetings of the independent directors, presiding over executive sessions of the independent directors, participating in the formulation of board and committee agendas and, if requested by stockholders, ensuring that he is available, when appropriate, for consultation and direct communication.

Our board of directors is divided into three classes of directors, with each class as equal in number as possible, serving staggered three-year terms. At each annual stockholders’ meeting, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

•	the Class I directors are Lowry Baldwin and Phillip Casey, whose terms expire at the annual stockholders’ meeting to be held in 2020;

•	the Class II directors are Trevor Baldwin, Robert Eddy and Barbara Matas, whose terms expire at the annual stockholders’ meeting to be held in 2021; and

•	the Class III directors are Chris Sullivan and Joseph Kadow, whose terms expire at the annual stockholders’ meeting to be held in 2022.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Vacancies and newly created directorships on the board of directors may be filled at any time by a majority vote of the remaining directors. So long as certain historical members (the “Pre-IPO LLC Members”) of Baldwin Risk Partners, LLC (“BRP”) beneficially hold at least a majority of the aggregate outstanding shares of our common stock (the “Majority Ownership Requirement”), each director may be removed with or without cause with a majority vote. Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class. This requirement of a super-majority vote to remove directors for cause could enable a minority of our stockholders to exercise veto power over any such removal.

For so long as the Pre-IPO LLC Members beneficially hold at least 10% of the aggregate number of outstanding shares of our common stock (the “Substantial Ownership Requirement”), the Pre-IPO LLC Members holding a majority of the shares of Class B common stock held by the Pre-IPO LLC Members will be able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors. The Pre-IPO LLC Members have not utilized this right of nomination in connection with the Annual Meeting.

Controlled Company Exception

A group comprised of Baldwin Insurance Group Holdings, LLC (“BIGH”), Lowry Baldwin, our Chairman, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer,

John Valentine, our Chief Partnership Officer, Daniel Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Christopher Stephens, our General Counsel, James Roche, Millennial Specialty Holdco, LLC, Highland Risk Services LLC and certain trusts established by such individuals have, in the aggregate, more than 50% of the combined voting power for the election of directors and have entered into a voting agreement (the “Voting Agreement”) pursuant to which, in connection with any meeting of our stockholders or any written consent of our stockholders, each such person and trust party thereto will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As a result, we are a “controlled company” within the meaning of the Nasdaq rules and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We rely on certain of the foregoing exemptions provided to controlled companies under the Nasdaq rules. Therefore, we do not have a nominating and corporate governance committee or an entirely independent compensation committee. We do not rely on the exemption to the requirement that a majority of our directors be “independent” as defined in the Nasdaq rules. Accordingly, to the extent and for so long as we rely on these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. In the event that we cease to be a “controlled company” and our Class A common stock continues to be listed on the Nasdaq, we will be required to comply with these provisions within the applicable transition periods.

Committees of the Board of Directors

Our board of directors has three standing committees: an Audit Committee, a Compensation Committee and an Executive Committee. The following is a brief description of our committees.

Audit Committee

Our Audit Committee members include Phillip Casey, Barbara Matas and Joseph Kadow with Phillip Casey serving as the chairman. The board of directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as such term is defined under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002 and is “independent” for purposes of Rule 10A-3 of the Exchange Act and under the listing standards of the Nasdaq. Under Nasdaq listing rule 5615(b)(1), a company listing in connection with its initial public offering is permitted to phase in its compliance with the independent committee requirements. With respect to the Audit Committee, we relied on the phase-in schedules set forth in Nasdaq listing rule 5615(b)(1). We believe that our Audit Committee complies with the applicable requirements of the Nasdaq. Our Audit Committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related person transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

Our Audit Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Compensation Committee

Our Compensation Committee members include Trevor Baldwin, Robert Eddy and Chris Sullivan with Trevor Baldwin serving as the chairman. A majority of the members of this committee are non-employee directors, as defined by Rule 16b-3 promulgated under the Exchange Act, and meet the requirements for independence under the current Nasdaq listing standards. Our Compensation Committee is responsible for, among other things:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of the executive officers employed by us;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

Trevor L. Baldwin may not be present during voting or deliberating related to, and will recuse himself from voting on, his own compensation.

Our Compensation Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Executive Committee

Our Executive Committee members include Lowry Baldwin, Trevor Baldwin, Chris Sullivan and Robert Eddy. Our Executive Committee is responsible for, among other things, assisting our board of directors in handling matters that need to be addressed before the next scheduled meeting of the board of directors.

Our Executive Committee Charter is available on our website at ir.baldwinriskpartners.com. To access the charter, go to our website, click on “Governance” and then click on “Governance Overview.”

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

During 2019, the board of directors met two times, the Audit Committee met two times, the Compensation Committee met zero times and the Executive Committee met one time. Each board member attended 100% of the aggregate of the meetings of the board of directors and of the committees on which he or she served. We encourage all our directors and nominees for director to attend our annual meetings of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the board of directors or any specified individual director, they should send their correspondence to the attention of our General Counsel, at 4010 W. Boy Scout Blvd., Suite 200, Tampa, Florida 33607. The General Counsel will forward the communication to the relative directors or the board as a whole.

Compensation Committee Interlocks and Insider Participation

None of our executive officers have served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of our board of directors.

Code of Business Conduct and Ethics Policy

We have adopted a code of business conduct and ethics policy that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. Our Code of Business Conduct and Ethics is available on our website at ir.baldwinriskpartners.com. Any waiver of the code for directors or executive officers may be made only by our board of directors or a board committee to which the board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable U.S. federal securities laws and the corporate governance rules of the Nasdaq. Amendments to the code must be approved by our board of directors and will be promptly disclosed (other than technical, administrative or non-substantive changes). Any amendments to the code, or any waivers of its requirements for which disclosure is required, will be disclosed on our website.

Indemnification of Officers and Directors

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”). We have established directors’ and officers’ liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

Our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director’s duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by the DGCL, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Director Biographies

Lowry Baldwin

Lowry Baldwin, age 61, has served as Chairman since co-founding the Company in 2011. Mr. Baldwin’s insurance career began in 1981 at Aetna Property & Casualty. Two years later, he joined Baldwin & Sons. In 1991, Mr. Baldwin and Chuck Davis merged their firms to found Davis Baldwin Insurance and Risk Management. In 2006, Mr. Baldwin and his partners, Elizabeth Krystyn and Laura Sherman, formed what is today the Middle Market Operating Group. In 2012, Mr. Baldwin and his partners formed Baldwin Risk Partners to serve as a holding company for further investment into the insurance brokerage space. In 1997, Mr. Baldwin co-founded Advantec Solutions, Inc., a national Professional Employer Organization serving small and mid-size businesses by providing outsourced payroll, human resources, employee benefits and benefits administration and workers compensation. Mr. Baldwin earned a Bachelor of Science in Psychology from Wake Forest University.

Trevor Baldwin

Trevor Baldwin, age 34, has served as Chief Executive Officer of the Company since May 2019 and has served as Director since September 2019. Mr. Baldwin joined what is today the Middle Market Operating Group in 2009 as a Commercial Risk Advisor working primarily with healthcare and private equity clients, over time he led the firm’s Commercial Risk Management Group as Managing Director, followed by being Baldwin Risk Partners’ President & Chief Operating Officer. Before joining Baldwin Risk Partners, Mr. Baldwin worked at the private equity firm HealthEdge Investment Partners, LLC. Mr. Baldwin graduated from Florida State University with a Bachelor of Arts in Risk Management & Insurance.

Phillip Casey

Phillip Casey, age 77, has served as a Director of the Company since September 2019. From 1971 to 1985, Mr. Casey served in financial management assignments with domestic and international affiliates of Exxon Corporation. From 1985 to 1994, Mr. Casey served in executive leadership positions as Vice Chairman of the Board, Director, Chief Financial Officer and Executive Vice President of Birmingham Steel, a national steel manufacturer with headquarters in Birmingham, Alabama. Mr. Casey retired in September 2010 after serving sixteen years as President, CEO, Director and Chairman of Gerdau Ameristeel, the second largest mini-mill steel manufacturer in North America. Mr. Casey has been a trustee for the University of Tampa since May 1996 and has been on the board of trustees since May 2017. Mr. Casey completed the Advanced Management Program of the Harvard Business School in 1992, was awarded an MBA from Thunderbird School of Global Management in 1971 and received a BBA in Finance from the University of Georgia in 1966.

Robert Eddy

Robert Eddy, age 50, has served as a Director of the Company since September 2019. From 1997 to 2014, Mr. Eddy was with PricewaterhouseCoopers LLP where he was a partner in the Assurance practice specializing in financial services and private equity. Beginning in April 2015, Mr. Eddy continues to serve as Chief Financial Officer for The Holding Company of the Villages, Inc. and affiliated entities. Mr. Eddy serves as the audit committee chair of Citizens First Bancorp, Inc., serves as the president of the Buffalo Scholarship Foundation and is on the board of directors for the Cornerstone Hospice Foundation. Mr. Eddy received a BS in Accounting with highest honors and a Master of Accounting from the University of Florida in 1997.

Joseph Kadow

Joseph Kadow, age 63, has served as a Director of the Company since February 2020. Mr. Kadow served as Executive Vice President and Chief Legal Officer of Bloomin’ Brands, Inc. from 2005 to July 2019, and joined Bloomin’ Brands in 1994 as Vice President and General Counsel. Bloomin’ Brands is the operator of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill and Fleming’s Prime Steakhouse and Wine Bar. Prior to that, he served as a partner in the Orlando, Florida office of the national law firm, Baker Hostetler LLP. Mr. Kadow is a past Chairman of the board of directors of the National Restaurant Association. From September 2015 to March 2020, Mr. Kadow served as a member of the board of directors and audit committee of Habit Restaurants, Inc. Mr. Kadow received his Bachelor’s Degree in Accounting from the University of Scranton and his JD from the Dickinson School of Law at Pennsylvania State University.

Barbara Matas

Barbara Matas, age 60, has served as a Director of the Company since February 2020. In 2017, Ms. Matas joined the board of directors of Apollo Investment Corporation and currently serves on its nominating and corporate governance committee and serves as chair of its audit committee. Ms. Matas has served as a board member of the Sleep Number Corporation since 2016 and currently serves as chair of its audit committee. Ms. Matas retired in April 2016 after serving seventeen years in senior leadership positions such as Managing Director, Head and Co-Head and Chairman of Leveraged Finance Capital Markets at Citigroup. Ms. Matas received her Bachelor’s Degree in Accounting and Quantitative Analysis from New York University and her MBA from the University of Michigan.

Chris Sullivan

Chris Sullivan, age 72, has served as a Director of the Company since September 2019. Mr. Sullivan is a founder of Outback Steakhouse, and former Chairman & CEO of Outback Steakhouse. From February 1991 to March 2005, Mr. Sullivan was CEO of OSI Restaurant Partners, Inc. (now OSI Restaurant Partners, LLC). Since 2013, Mr. Sullivan continues to serve as Chairman of Omnivore Technologies, Inc. Since 2014, Mr. Sullivan continues to serve as Co-Chair of Consul Partners LLC. Currently, Mr. Sullivan serves on the Board of Directors for The First Tee of Tampa Bay, and Board of Directors for Copperhead Charities and Horatio Alger Association of Distinguished Americans. Mr. Sullivan is active in numerous charitable organizations focusing on education, catastrophic diseases, and is Chairman of ART International, a PTSD focused nonprofit group. Mr. Sullivan received a BS in Business and Economics in 1972 from the University of Kentucky.

Director Compensation for Fiscal Year 2019

The table below summarizes the 2019 compensation of all of our non-employee directors and our Chairman (rounded to the nearest dollar). Although Joseph Kadow and Barbara Matas currently serve as directors, they are excluded from the table as they joined the board during 2020. We do not provide directors who are our employees with additional compensation for their service as directors.

Compensation for our non-employee directors is currently $12,500 payable in cash each quarter and $12,500 payable in shares of Class A common stock each quarter (rounded up to the nearest whole share) and an additional $2,500 in cash payable to the chairman of our Audit Committee (Phillip Casey) each quarter. Members of our board of directors are also eligible for reimbursement for reasonable travel and other out-of-pocket expenses.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Phillip Casey	15,000	12,500	—	27,500

Robert Eddy	12,500	12,500	—	25,000

Chris Sullivan	12,500	12,500	—	25,000

Lowry Baldwin	—	—	658,906	658,906

(1)

The amounts shown represent the grant date fair value of these awards as computed in accordance with Accounting Standards Codification Topic 718, Compensation. For a discussion of valuation assumptions used to determine the grant date fair value of these awards, see Note 19 to our audited consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on March 24, 2020.

(2)

The amount shown represents (i) salary of $125,820 paid to Mr. Baldwin and (ii) commissions of $533,086 paid in 2019 to Mr. Baldwin and Jennifer Baldwin, Mr. Baldwin’s wife, who was a Risk Advisor with the Company in 2019.

Certain Relationships and Related Person Transactions

We describe below transactions and series of similar transactions, during our last three fiscal years or currently proposed, to which we were or will be a participant, in which:

•	the amounts involved exceeded or will exceed the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year end for the last two completed fiscal years; and

•

any of our directors or executive officers (in each case, including their immediate family members) or beneficial holders of more than 5% of any class of our voting securities had or will have a direct or indirect material interest.

Other than as described below, there have not been, nor are there any currently proposed, transactions or series of similar transactions meeting this criteria to which we have been or will be a participant other than compensation arrangements, which are described where required under “Executive Officers and Compensation” and “Director Compensation for Fiscal Year 2019.”

Reorganization Agreement

We entered into a reorganization agreement and related agreements with the Pre-IPO LLC Members, which effected an internal reorganization (the “Reorganization Transactions”).

The table below sets forth the consideration in non-voting common interest units of BRP (the “LLC Units”) and Class B common stock received by our directors, officers and 5% equity holders in the Reorganization Transactions.

Name	Class B Common Stock and LLC Units Issued in the Reorganization Transactions
Lowry Baldwin(1)	20,733,907
Trevor Baldwin(2)	120,172
Kris Wiebeck	1,709,332
John Valentine	1,459,169
Daniel Galbraith	1,376,592
Brad Hale	120,171
Christopher Stephens	1,926
Phillip Casey	—
Chris Sullivan	—
Robert Eddy	—
Barbara Matas	—
Joseph Kadow	—
Elizabeth Krystyn	3,090,876
Laura Sherman	3,090,875
The Villages Invesco, LLC	6,863,805

(1)	Consists of 20,733,907 shares of Class B common stock and LLC Units issued to BIGH, an entity controlled by Lowry Baldwin.
(2)

Excludes the shares of Class B common stock and LLC Units indirectly held by Mr. Trevor Baldwin through his 17.0% ownership interest (directly and through a trust) in BIGH, an entity controlled by Trevor Baldwin’s father, Lowry Baldwin.

Third Amended and Restated Limited Liability Company Agreement of Baldwin Risk Partners, LLC

BRP Group, BRP and each of the Pre-IPO LLC Members entered into the Third Amended and Restated Limited Liability Company Agreement of BRP (the “Amended LLC Agreement”). We operate our business through BRP in accordance with the terms of the Amended LLC Agreement. Pursuant to the terms of the Amended LLC Agreement, so long as each of the owners of BRP’s outstanding equity interests (“BRP’s LLC Members”) continue to own any LLC Units or securities redeemable or exchangeable into shares of our Class A common stock, we will not, without the prior written consent of such holders, engage in any business activity other than the management and ownership of BRP or own any assets other than securities of BRP and/or any cash or other property or assets distributed by or otherwise received from BRP, unless we determine in good faith that such actions or ownership are in the best interest of BRP.

As the sole managing member of BRP, we have control over all of the affairs and decision making of BRP. As such, through our officers and directors, we are responsible for all operational and administrative decisions of BRP and the day-to-day management of BRP’s business. We will fund any dividends to our stockholders by causing BRP to make distributions to BRP’s LLC Members and us, subject to the limitations imposed by our debt agreements.

The holders of LLC Units will generally incur U.S. federal, state and local income taxes on their proportionate share of any net taxable income of BRP. Net profits and net losses of BRP will generally be allocated to its members pro rata in accordance with the percentages of their respective ownership of LLC Units, though certain non-pro rata adjustments will be made to reflect tax depreciation, amortization and other allocations. The Amended LLC Agreement provides for pro rata cash distributions to the holders of LLC Units for purposes of funding their tax obligations in respect of the taxable income of BRP that is allocated to them. Generally, these tax distributions will be computed based on BRP’s estimate of the net taxable income of BRP allocable to each holder of LLC Units multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident of Florida (taking into account the non-deductibility of certain expenses and the character of our income).

Except as otherwise determined by us, if at any time we issue a share of our Class A common stock, the net proceeds received by us with respect to such share, if any, shall be concurrently invested in BRP and BRP shall issue to us one LLC Unit (unless such share was issued by us solely to fund the purchase of an LLC Unit from a holder of LLC Units (upon an election by us to exchange such LLC Unit in lieu of redemption following a redemption request by such holder of LLC Units in which case such net proceeds shall instead be transferred to the selling holder of LLC Units as consideration for such purchase, and BRP will not issue an additional LLC Unit to us)). Similarly, except as otherwise determined by us, (i) BRP will not issue any additional LLC Units to us unless we issue or sell an equal number of shares of our Class A common stock and (ii) should BRP issue any additional LLC Units to BRP’s LLC Members or any other person, we will issue an equal number of shares of our Class B common stock to such BRP LLC Members or any other person. Conversely, if at any time any shares of our Class A common stock are redeemed, purchased or otherwise acquired, BRP will redeem, purchase or otherwise acquire an equal number of LLC Units held by us, upon the same terms and for the same price per security, as the shares of our Class A common stock are redeemed, purchased or otherwise acquired. In addition, BRP will not effect any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the LLC Units unless it is accompanied by substantively identical subdivision or combination, as applicable, of each class of our common stock, and we will not effect any subdivision or combination of any class of our common stock unless it is accompanied by a substantively identical subdivision or combination, as applicable, of the LLC Units.

Under the Amended LLC Agreement, the holders of LLC Units (other than us) have the right to require BRP to redeem all or a portion of their LLC Units for, at our election, newly-issued shares of Class A common stock on a one-for-one basis or a cash payment equal to the volume weighted average market price of one share of our Class A common stock for each LLC Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). If we decide to make a cash payment, the holder of an LLC Unit has the option to rescind its redemption request within a specified time period. Upon the exercise of the redemption right, the redeeming member will surrender its LLC Units to BRP for cancellation. The Amended LLC Agreement requires that we contribute cash or shares of our Class A common stock to BRP in exchange for an amount of newly-issued LLC Units in BRP that will be issued to us equal to the number of LLC Units redeemed from the holders of LLC Units. BRP will then distribute the cash or shares of our Class A common stock to such holder of an LLC Unit to complete the redemption. In the event of a redemption request by a holder of an LLC Unit, we may, at our option, effect a direct exchange of cash or Class A common stock for LLC Units in lieu of such a redemption. Whether by redemption or exchange, we are obligated to ensure that at all times the number of LLC Units that we or our wholly owned subsidiaries own equals the number of shares of Class A common stock issued by us (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities). Shares of Class B common stock will be cancelled on a one-for-one basis if we, following a redemption request of a holder of an LLC Unit, redeem or exchange LLC Units of such holder of an LLC Unit pursuant to the terms of the Amended LLC Agreement.

The Amended LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock is proposed by us or our stockholders and approved by our board of directors or is otherwise consented to or approved by our board of directors, the holders of LLC Units will be permitted to participate in such offer by delivery of a notice of redemption or exchange that is effective immediately prior to the consummation of such offer. In the case of any such offer proposed by us, we are obligated to use our reasonable best efforts to enable and permit the holders of LLC Units to participate in such offer to the same extent or on an economically equivalent basis as the holders of shares of our Class A common stock without discrimination. In addition, we are obligated to use our reasonable best efforts to ensure that the holders of LLC Units may participate in each such offer without being required to redeem or exchange LLC Units.

Subject to certain exceptions, BRP will indemnify all of its members and their officers and other related persons, against all losses or expenses arising from claims or other legal proceedings in which such person (in its capacity as such) may be involved or become subject to in connection with BRP’s business or affairs or the Amended LLC Agreement or any related document.

BRP may be dissolved upon (i) the determination by us to dissolve BRP or (ii) any other event which would cause the dissolution of BRP under the Delaware Limited Liability Company Act, unless BRP is continued in accordance with the Delaware Limited Liability Company Act. Upon dissolution, BRP will be liquidated and the proceeds from any liquidation will be applied and distributed in the following manner: (a) first, to creditors (including creditors who are members or affiliates of members) in satisfaction of all of BRP’s liabilities (whether by payment or by making reasonable provision for payment of such liabilities, including the setting up of any reasonably necessary reserves) and (b) second, to the members in proportion to their vested LLC Units.

Tax Receivable Agreement

On October 28, 2019, we entered into the Tax Receivable Agreement with BRP’s LLC Members that provides for the payment by us to BRP’s LLC Members of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) any increase in tax basis in BRP’s assets resulting from (a) acquisitions by BRP Group of LLC Units from BRP’s LLC Members in connection with our initial public offering, (b) the acquisition of LLC Units from BRP’s LLC Members using the net proceeds from any future offering, (c) redemptions or exchanges by BRP’s LLC Members of LLC Units and the corresponding number of shares of Class B common stock for shares of our Class A common stock or cash or (d) payments under the Tax Receivable Agreement, and (ii) tax benefits related to imputed interest resulting from payments made under the Tax Receivable Agreement.

This payment obligation is an obligation of BRP Group and not of BRP. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of BRP Group (calculated with certain assumptions) to the amount of such taxes that BRP Group would have been required to pay had there been no increase to the tax basis of the assets of BRP as a result of the redemptions or exchanges and had BRP Group not entered into the Tax Receivable Agreement. Estimating the amount of payments that may be made under the Tax Receivable Agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. While the actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of redemptions or exchanges, the price of shares of our Class A common stock at the time of the redemption or exchange, the extent to which such redemptions or exchanges are taxable and the amount and timing of our income, we anticipate that we will account for the effects of these increases in tax basis and associated payments under the Tax Receivable Agreement arising from future redemptions or exchanges as follows:

•	record an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted federal and state tax rates on the date of the redemption or exchange;

•	reduce the deferred tax asset with a valuation allowance to the extent we estimate that we will not realize the full benefit represented by the deferred tax asset; and

•

record 85% of the estimated realizable tax benefit (which is the recorded deferred tax asset less any recorded valuation allowance) as an increase to the liability due under the Tax Receivable Agreement and the remaining 15% of the estimated realizable tax benefit as an increase to additional paid-in capital.

Payments under the Tax Receivable Agreement are not conditioned on BRP’s LLC Members’ continued ownership of us. There may be a material negative effect on our liquidity if, as described below, the payments under the Tax Receivable Agreement exceed the actual benefits we receive in respect of the tax attributes subject to the Tax Receivable Agreement and/or distributions to us by BRP are not sufficient to permit us to make payments under the Tax Receivable Agreement.

In addition, although we are not aware of any issue that would cause the IRS to challenge the tax basis increases or other benefits arising under the Tax Receivable Agreement, BRP’s LLC Members will not reimburse us for any payments previously made if such tax basis increases or other tax benefits are subsequently disallowed, except that any excess payments made to BRP’s LLC Members will be netted against future payments otherwise to be made under the Tax Receivable Agreement, if any, after our determination of such excess. As a result, in such circumstances we could make payments to BRP’s LLC Members under the Tax Receivable Agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales or other forms of business combination or certain other changes of control, our or our successor’s obligations with respect to tax benefits would be based on certain assumptions, including that we or our successor would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. As a result, upon a change of control, we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of our actual cash tax savings, which could negatively impact our liquidity.

This provision of the Tax Receivable Agreement may result in situations where BRP’s LLC Members have interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the Tax Receivable Agreement that are substantial and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the Tax Receivable Agreement is dependent on the ability of BRP to make distributions to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid.

Our obligations under the Tax Receivable Agreement will also apply with respect to any person who is issued LLC Units in the future and who becomes a party to the Tax Receivable Agreement.

Registration Rights Agreement

We entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Pre-IPO LLC Members.

At any time beginning on April 25, 2020 (i.e., 180 days following the closing of our initial public offering), subject to several exceptions, including underwriter cutbacks and our right to defer a demand registration under certain circumstances, the Pre-IPO LLC Members may require that we register for public resale under the Securities Act all shares of Class A common stock constituting registrable securities that they request be registered at any time following our initial public offering so long as the securities requested to be registered in each registration statement have an aggregate estimated market value of least $25 million. If we become eligible to register the sale of our securities on Form S-3 under the Securities Act, which will not be until at least twelve months after the date of our initial public offering, the Pre-IPO LLC Members have the right to require us to register the sale of the registrable securities held by them on Form S-3, subject to offering size and other restrictions. If we propose to register any of our securities under the Securities Act for our own account or the account of any other holder (excluding any registration related to an employee benefit plan or a corporate reorganization or other Rule 145 transaction), the Pre-IPO LLC Members are entitled to notice of such registration and to request that we include registrable securities for resale on such registration statement, and we are required, subject to certain exceptions, to include such registrable securities in such registration statement.

We have undertaken in the Registration Rights Agreement to use our reasonable best efforts to file a shelf registration statement on Form S-3 to permit the resale of the shares of Class A common stock held by the Pre-IPO LLC Members.

In connection with the transfer of their registrable securities, the parties to the Registration Rights Agreement may assign certain of their respective rights under the Registration Rights Agreement under certain circumstances. In connection with the registrations described above, we will indemnify any selling stockholders and we will bear all fees, costs and expenses (except underwriting discounts and spreads).

Stockholders Agreement

We entered into the Stockholders Agreement with each of the Pre-IPO LLC Members, which provides that, for so long as the Substantial Ownership Requirement is met, approval by the Pre-IPO LLC Members will be required for certain corporate actions. These actions include: (1) a change of control; (2) acquisitions or dispositions of assets in an amount exceeding 5% of our total assets; (3) the issuance of securities of BRP Group or any of its subsidiaries (other than under equity incentive plans that have received the prior approval of our board of directors) in an amount exceeding $10 million; (4) amendments to our certificate of incorporation or by-laws or to the certificate of formation or operating agreement of BRP; (5) the incurrence, guarantee, assumption or refinancing of indebtedness, or grant of a security interest, in excess of 5% of total assets; (6) any capital or other expenditure in excess of 10% of total assets; and (7) any change in the size of the board of directors. The Stockholders Agreement also provides that, until the Substantial Ownership Requirement is no longer met, the approval of the Pre-IPO LLC Members will be required for the hiring and termination of our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Partnership Officer or any other change to senior management or key employees (including terms of compensation). Furthermore, the Stockholders Agreement provides that, until the Substantial Ownership Requirement is no longer met, the Pre-IPO LLC Members holding a majority of the shares of Class B common stock held by the Pre-IPO LLC Members may designate the majority of the nominees for election to our board of directors, including the nominee for election to serve as the Chairman of the board of directors and that, so long as The Villages Invesco, LLC (“Villages Invesco”) beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. The parties to the Voting Agreement have agreed to vote for the election of the nominee designated by Villages Invesco.

Family Relationships

Lowry Baldwin, our Chairman and co-founder, is the father of Trevor Baldwin, our Chief Executive Officer.

Other Related Person Transactions

Due from Related Persons

Due from related persons totaling $43,000 and $117,000 at December 31, 2019 and 2018, respectively, consists of amounts due from related person entities in connection with newly formed partnerships.

Villages Related Party Debt

During April 2016, the Company entered into a non-revolving loan, which provided for a $100.0 million non-revolving line of credit (“Villages Credit Agreement”) with Holding Company of the Villages, Inc. (“Villages”). The Villages Credit Agreement required quarterly interest payments at a fixed rate per annum of 6.5% beginning July 1, 2016 and continuing on the first day of each calendar quarter thereafter until maturity in April 2023.

The Villages Credit Agreement required that the Company issue Voting Common Units to Villages concurrently with each additional advance made on the non-revolving line of credit. Advances on the Villages Credit Agreement were to be made solely to finance permitted acquisitions or for general working capital purposes. The Company issued 261,604 units at a unit price of $11.50 in connection with these advances during the year ended December 31, 2018 based on the most recent Company valuation. Total expense incurred related to the issuance of these Voting Common Units was $3.0 million for the year ended December 31, 2018, which was recorded as a component of interest expense as the issuance most closely represented fees paid to Villages as a replacement for a debt discount.

During March 2019, the Company amended and restated the Villages Credit Agreement, which (i) increased the principal borrowing amount of the Villages Credit Agreement to $125.0 million, (ii) increased the interest rate to a fixed rate of 8.75% per annum, and (iii) changed the maturity date to September 2024. As consideration for the increase in the interest rate, the Company was no longer required to issue additional Voting Common Units to Villages upon the closing of each additional advance.

In addition, the Company issued 293,660 Voting Common Units with a unit price of $18.76 to Villages on the closing date as consideration for the additional borrowing capacity. The Company recorded $5.5 million of noncash debt issuance costs related to the issuance of these Voting Common Units during the year ended December 31, 2019 as these Voting Common Units were issued as consideration for the refinancing. The Company also recorded an additional $1.7 million of debt issuance costs in connection with the refinancing during the year ended December 31, 2019. The refinancing did not qualify for extinguishment, and therefore, the previously unamortized deferred financing costs continued to be amortized over the term of the new agreement.

On October 28, 2019, in connection with the closing of our initial public offering, BRP repaid in full all outstanding loans, together with interest and all other amounts due in connection with such repayment under the Villages Credit Agreement and terminated the Villages Credit Agreement. No penalties were due in connection with such repayment. Entities affiliated with Villages hold approximately 10% of the equity of the Company.

The Company recorded interest expense related to quarterly interest payments to Villages of $4.9 million and $1.8 million for the years ended December 31, 2019 and 2018, respectively.

Commission Revenue

The Company serves as a broker for Villages. Commission revenue recorded as a result of these transactions was $1.3 million and $1.4 million for the years ended December 31, 2019 and 2018, respectively.

The Company serves as a broker for certain entities in which Chris Sullivan, a member of our board of directors, has an approximate 35% ownership interest. Commission revenue recorded as a result of these transactions was $238,000 and $255,000 for the years ended December 31, 2019 and 2018, respectively.

Rent Expense

The Company is also party to various agreements to lease office space from wholly-owned subsidiaries of Villages. Rent expense ranges from approximately $2,000 to $12,500 per month, per lease. Lease agreements expire on various dates through 2023. Total rent expense incurred with respect to Villages and its wholly-owned subsidiaries was $499,000 and $493,000 for the years ended December 31, 2019 and 2018, respectively.

The Company is also party to various agreements to lease office space from other related persons. Rent expense ranges from approximately $1,000 to $21,000 per month, per lease. Lease agreements expire on various dates through 2029. Total rent expense incurred with respect to related persons other than Villages was $761,000 and $422,000 for the years ended December 31, 2019 and 2018, respectively.

Ownership Interest Redemption

BRP redeemed 297,890 units for approximately $6.25 million from each of Elizabeth Krystyn and Laura Sherman, our co-founders, on March  15, 2019.

Indemnification Agreements

We entered into an indemnification agreement with each of our executive officers and directors that provides, in general, that we will indemnify them to the fullest extent permitted by law in connection with their service to us or on our behalf.

Related Person Transactions Policies and Procedures

We adopted a written related person transactions policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for implementation of and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed the lesser of (i) $120,000 and (ii) one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our board of directors.

The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entry into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may approve only those related person transactions that are in, or not inconsistent with, our best interests. In the event that we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Executive Officers and Compensation

Executive Officer Biographies

Trevor Baldwin

Chief Executive Officer

Trevor Baldwin, age 34, has served as Chief Executive Officer of the Company since May 2019 and has served as Director since September 2019. Mr. Baldwin joined what is today the Middle Market Operating Group in 2009 as a Commercial Risk Advisor working primarily with healthcare and private equity clients, over time he led the firm’s Commercial Risk Management Group as Managing Director, followed by being Baldwin Risk Partners’ President & Chief Operating Officer. Before joining Baldwin Risk Partners, Mr. Baldwin worked at the private equity firm HealthEdge Investment Partners, LLC. Mr. Baldwin graduated from Florida State University with a Bachelor of Arts in Risk Management & Insurance.

Kris Wiebeck

Chief Financial Officer

Kris Wiebeck, age 37, has served as Chief Financial Officer of the Company since May 2015. Mr. Wiebeck began his career in the Advisory Services practice of PricewaterhouseCoopers. From October 2007 to March 2015, Mr. Wiebeck worked at MMA Capital Management holding various roles, the most recent of which was Senior Vice President responsible for United States Investments. Mr. Wiebeck has a Bachelor’s and Master’s degree in Accounting from the University of Florida where he was also a four time All American on the men’s swimming & diving team and a winner of an NCAA Postgraduate Scholarship.

John Valentine

Chief Partnership Officer

John Valentine, age 40, has served as Chief Partnership Officer of the Company since August 2018. As Chief Partnership Officer, Mr. Valentine is responsible for Partnership execution and due diligence activities in collaboration with our respective Division and Business Function leadership teams. In addition, Mr. Valentine collaborates with our leadership team to drive successful integration of new Partners. Mr. Valentine was at Wells Fargo Securities from November 2010 to August 2018 where he most recently was a Director and led the Investment Banking practice in the Mid-Atlantic region. Prior to joining Wells Fargo Securities, Mr. Valentine was a vice president at Hyde Park Capital Partners, LLC and Athena Capital Partners. Mr. Valentine earned his Bachelor of Science in Business Administration, with special attainments in commerce, from Washington and Lee University.

Daniel Galbraith

Chief Operating Officer

Daniel Galbraith, age 38, has served as Chief Operating Officer of the Company since March 2019. As Chief Operating Officer, Mr. Galbraith is focused on operational execution of the firm’s strategic priorities, organizational development and business development. He is also responsible for sales strategy and execution throughout all Operating Groups. Mr. Galbraith began his career at Cintas Corporation and, after 11 years in operations and sales leadership roles, achieved the position of Head of Sales in the Document Management division. In May 2014, Mr. Galbraith was appointed as Executive Vice President of Sales at Shred-It and in October 2015 was the Senior Vice President of sales for Stericycle. Mr. Galbraith graduated with a Bachelor of Arts from Cornell University, where he majored in Government with a minor in Economics.

Brad Hale

Chief Accounting Officer

Brad Hale, age 39, has served as Chief Accounting Officer of the Company since May 2019. From September 2014 to May 2019, Mr. Hale served as Managing Director and shareholder at CBIZ MHM, LLC, where he led the Accounting Advisory Practice through projects focused on complex accounting and SEC matters. From June 2010 to September 2014, he was the Director of Accounting and Risk Management for Bloomin Brands, Inc, after starting his career at Deloitte where he focused on serving insurance clients. Mr. Hale has a Bachelor’s and Master’s degree in Accountancy from Wake Forest University.

Christopher Stephens

General Counsel

Christopher Stephens, age 42, has served as General Counsel of the Company since September 2019. As General Counsel, Mr. Stephens is responsible for BRP Group’s legal matters. Prior to joining the Company, Mr. Stephens served as Senior Vice President and General Counsel for Savills Inc. from January 2019 to September 2019, Senior Vice President and Associate General Counsel from July 2016 to January 2019 and Vice President and Associate General Counsel from September 2015 to July 2016. Prior to joining Savills, Mr. Stephens was a shareholder with Hill Ward Henderson until August 2015 where he focused on mergers and acquisitions, joint ventures, securities offerings and compliance, venture capital transactions and corporate governance matters after joining as an associate in September 2004. Mr. Stephens began his legal career with Sullivan & Cromwell LLP. Mr. Stephens received a BS in finance from the University of Florida in 2000 and a JD from Georgetown University Law Center in 2003.

Executive Compensation

The executive compensation disclosure contained in this section reflects compensation information with respect to our ”named executive officers” (“NEOs”) for the year ended December 31, 2019, which include Trevor Baldwin, our Chief Executive Officer, and our two other most highly compensated executive officers for that year, including Christopher Stephens, our General Counsel, and Daniel Galbraith, our Chief Operating Officer.

Summary Compensation Table

The below summary compensation table contains compensation paid to our NEOs during the years ended December 31, 2019 and 2018. All numbers are rounded to the nearest dollar.

Name and Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-equity Incentive Plan Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Trevor Baldwin(5)	2019	194,167	100,000	—	473,750	269,157	1,037,074
Chief Executive Officer	2018	125,006	—	—	28,947	218,374	372,327

Christopher Stephens(6)	2019	76,425	—	1,648,072	37,500	712,536	2,474,533
General Counsel	2018	—	—	—	—	—	—

Daniel Galbraith(7)	2019	239,506	—	1,648,817	248,633	4,000	2,140,956
Chief Operating Officer	2018	—	—	—	—	—	—

(1)	The amount shown represents a $100,000 bonus paid to Mr. Baldwin in connection with our initial public offering.
(2)

In 2019, (i) Mr. Stephens was granted (x) 30,000 Management Incentive Units (“MIUs”) in BRP, which were exchanged for 1,927 LLC Units (and an equal number of shares of Class B common stock) as part of our initial public offering and (y) 69,503 LLC Units (and an equal number of shares of Class B common stock) and (ii) Mr. Galbraith was granted 343,659 MIUs in BRP, which were exchanged for 1,376,592 LLC Units (and an equal number of Shares of Class B common stock) as part of our initial public offering. A portion of these awards is subject to vesting as described in the footnotes to the “Outstanding Equity Awards at 2019 Fiscal Year End” table. The amounts shown represent the grant date fair value of these awards as computed in accordance with Accounting Standards Codification Topic 718, Compensation. For a discussion of valuation assumptions used to determine the grant date fair value of these awards, see Note 19 to our audited consolidated financial statements for the year ended December 31, 2019 included in our Annual Report on Form 10-K filed with the SEC on March 24, 2020.

(3)

The amounts shown represent (i) a cash bonus paid to Mr. Baldwin in 2019 in respect of 2018 performance and (ii) bonuses paid to Messrs. Baldwin, Stephens and Galbraith in 2020 in respect of 2019 performance (collectively, the “2019 Bonuses”). For Mr. Baldwin, $75,000 of the 2019 Bonus was settled in cash and the remainder was settled in 28,482 shares of fully vested Class A common stock issued under our Omnibus Incentive Plan. For Mr. Stephens, the full amount of the 2019 Bonus was settled in cash. For Mr. Galbraith, $50,000 of the 2019 Bonus was settled in cash and the remainder was settled in 14,188 shares of fully vested Class A common stock issued under our Omnibus Incentive Plan.

(4)

The amounts shown represent (i) commissions paid to Mr. Baldwin in 2019 and 2018, (ii) a cash bonus paid to Mr. Stephens in 2019 to cover tax obligations associated with his stock awards and (iii) matching employer contributions for Mr. Galbraith in 2019 under a qualified defined contribution plan sponsored by BRP Colleague Inc. After our initial public offering, Mr. Baldwin is no longer eligible to earn commissions.

(5)	Mr. Baldwin was appointed as our Chief Executive Officer on May 21, 2019. Prior to this, he served as our President.
(6)	Mr. Stephens joined BRP Group as our General Counsel on September 30, 2019.
(7)	Mr. Galbraith joined BRP Group as our Chief Operating Officer on March 13, 2019.

Employment Agreements and Other Compensation Agreements

Employee Agreements

We entered into employment agreements with each of our named executive officers, which became effective upon the closing of our initial public offering. Mr. Baldwin’s agreement provides for an annual base salary of $400,000, and Messrs. Stephens’ and Galbraith’s agreements each provide for an annual base salary of $300,000. Mr. Baldwin’s agreement also provided for a $100,000 cash bonus, which was paid in connection with our initial public offering. Messrs. Baldwin’s and Galbraith’s agreements provide for an annual incentive opportunity of up to 250% of base salary, which may be settled in a combination of cash and equity awards at our Compensation Committee’s discretion. Mr. Stephens’ agreement provides for a target annual incentive opportunity of at least 50% of base salary, which may be settled in a combination of cash and equity awards at our Compensation Committee’s discretion.

In addition, Mr. Galbraith’s agreement provides that if we terminate his employment without “cause” (as defined in his agreement) prior to the full vesting of his LLC Units (and associated shares of Class B common stock), he will be entitled to cash severance equal to $1,500,000, payable in equal installments over the one-year period following such termination, subject to his execution and non-revocation of a general release of claims. Mr. Stephens’ agreement (in conjunction with his equity award agreements) also provides that if we terminate his employment without “cause” or he resigns for “good reason” (each as defined in his agreement), he will be entitled to (i) cash severance equal to the greater of (x) $400,000 and (y) the sum of his then base salary and most recent annual bonus earned prior to the termination date, payable in equal installments over the one-year period following such termination, and (ii) full accelerated vesting of his LLC Units (and associated shares of Class B common stock), in each case subject to his execution and non-revocation of a general release of claims.

Restrictive Covenants

Each of our named executive officers is subject to non-competition, customer and employee non-solicitation and confidentiality restrictions.

Pension Benefits

We do not provide a pension plan for our employees, and none of our named executive officers participated in a nonqualified deferred compensation plan in 2019 or 2018. We maintain a qualified defined contribution plan sponsored by BRP Colleague Inc. (the “401(k) Plan”). Mr. Galbraith participated in the 401(k) Plan during 2019.

BRP Group, Inc. Omnibus Incentive Plan

In 2019, in connection with our initial public offering, we adopted, and received shareholder approval for, the Company’s Omnibus Incentive Plan (the “Plan”). The purpose of the Plan is to motivate and reward employees and other individuals to perform at the highest level and contribute significantly to our success, thereby furthering the best interests of our shareholders. The Plan provides for the grant of nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards, other cash-based awards and other stock-based awards. Messrs. Baldwin and Galbraith each received a portion of their 2019 annual bonus in the form of fully vested Class A common stock issued under the Plan (please see the Summary Compensation Table for further information). We anticipate that we will continue to use equity awards as an integral part of our executive compensation program.

Potential Payments and Benefits on a Change in Control

If we terminate Mr. Stephens’ employment without “cause” (as defined in his employment agreement) or he resigns for any reason, in each case within six months following a “change in control” (as defined in the Plan), he will be entitled to the severance benefits and equity acceleration benefits described in the “Employee Agreements” section above, in each case subject to his execution and non-revocation of a general release of claims. In addition, upon a change in control, all LLC Units (and associated shares of Class B common stock) held by Mr. Galbraith will become fully vested.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table sets forth information regarding outstanding unvested equity awards held by each of our NEOs on December 31, 2019.

Name	Type of Equity	Number of Units (and Associated Shares) Acquired That Have Not Vested (#)		Market Value of Units (and Associated Shares) That Have Not Vested (#)(1)
Christopher Stephens	BRP LLC Units (and associated shares of Class B common stock)	71,430	(2)	1,146,452

Daniel Galbraith	BRP LLC Units (and associated shares of Class B common stock)	897,685	(3)	14,407,844

(1)

The amounts shown are based on the closing price of Class A common stock on December 31, 2019, which was $16.05 per share. Each LLC Unit (and associated share of Class B common stock) is convertible for one share of Class A common stock.

(2)

These LLC Units (and associated shares of Class B common stock) vest in equal annual installments over five years, subject to Mr. Stephens’ continued employment, on September 30, 2020 and each anniversary thereafter; provided, that if Mr. Stephens’ employment terminates due to death or disability, these LLC Units (and associated shares of Class B common stock), to the extent not otherwise vested, will fully vest.

(3)

These LLC Units (and associated shares of Class B common stock) vest in equal annual installments over four years, subject to Mr. Galbraith’s continued employment, on March 13, 2020 and each anniversary thereafter; provided, that if Mr. Galbraith’s employment terminates due to death or disability, these LLC Units (and associated shares of Class B common stock), to the extent not otherwise vested, will fully vest.

Security Ownership of Certain Beneficial Owners and Management

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires that each of our directors and executive officers, and any other person who beneficially owns more than ten percent (10%) of our common stock, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Mark G. Morse, Tracy L. Dadeo and Jennifer L. Parr (as well as each of their family trusts), as well as Villages Invesco and Robert Eddy, have each amended one filing to correct an omission of securities over which there is common beneficial ownership. Based solely on information furnished to us and written representations by such persons that no such other reports were required to be filed, we believe that all other such SEC filing requirements were met in a timely manner during 2019.

Beneficial Ownership of Directors and Executive Officers

In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable pursuant to stock options that are exercisable within 60 days of April 15, 2020. Unless otherwise indicated, the address for each listed stockholder is: c/o 4010 W. Boy Scout Blvd. Suite 200, Tampa, Florida 33607. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

The following table sets forth the number of shares of Class A common stock and Class B common stock beneficially owned as of April 15, 2020 by each of the directors and named executive officers and all directors and executive officers as a group. Subject to the terms of the Amended LLC Agreement, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Corresponding shares of Class B common stock will be cancelled on a one-for-one basis if LLC Units are redeemed or exchanged pursuant to the terms of the Amended LLC Agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged.

	Class A Common Stock Beneficially Owned (1)		Class B Common Stock Beneficially Owned (2)		Combined Voting Power(3)
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Directors and executive officers
Lowry Baldwin (4)(10)	—	*	18,933,907	42.7%	55.1%
Trevor Baldwin (5)	21,571	*	120,172	*	*
Kristopher Wiebeck (6)	20,563	*	1,709,332	3.9%	2.7%
John Valentine (7)	19,139	*	1,459,169	3.3%	2.3%
Daniel Galbraith	10,719	*	1,376,592	3.1%	2.2%
Bradford Hale	7,000	*	120,171	*	*
Christopher Stephens	—	*	71,430	*	*
Phillip Casey	133,036	*	—	*	*
Robert Eddy (8)	5,036	*	6,263,805	14.1%	9.7%
Joseph Kadow (9)	6,352	*	—	*	*
Barbara Matas	1,352	*	—	*	*
Chris Sullivan	83,036	*	—	*	*

All directors and executive officers as a group (12 persons)	307,804	1.5%	30,054,578	67.8%	47.2%

*	Less than 1%
(1)	Calculated as the number of shares of Class A common stock owned, divided by the amount of Class A common stock outstanding of 19,984,749 as of April 15, 2020.

(2)	Calculated as the number of shares of Class B common stock owned, divided by the amount of Class B common stock outstanding of 44,359,002 as of April 15, 2020.
(3)	Calculated as the sum of the number of shares of common stock owned, divided by the amount of common stock outstanding of 64,343,751 as of April 15, 2020.
(4)	Consists of 18,933,907 shares beneficially owned by BIGH, an entity controlled by Lowry Baldwin.
(5)	Excludes the shares indirectly held by Trevor Baldwin through his 17.0% ownership interest (directly and through a trust) in BIGH, an entity controlled by Trevor Baldwin’s father, Lowry Baldwin.
(6)

Mr. Wiebeck’s Class B common stock consists of 1,177,904 shares beneficially owned directly by Mr. Wiebeck, 35,751 shares beneficially owned by KMW Consulting LLC and 495,677 shares beneficially owned by the Kristopher A. Wiebeck 2019 Grantor Retained Annuity Trust.

(7)

Mr. Valentine’s Class B common stock consists of 1,268,843 shares beneficially owned directly by Mr. Valentine and 190,326 shares beneficially owned by the John A. Valentine 2019 Grantor Retained Annuity Trust.

(8)

Includes 6,263,805 shares of Class B common stock beneficially held by The Villages Invesco, LLC (“Villages Invesco”) for which Mr. Eddy serves as the Chief Financial Officer and, as a result of his position, he may be deemed to be the beneficial owner of those shares. Mr. Eddy serves on the board of directors of the Company as a designee of Villages Invesco. Mr. Eddy disclaims beneficial ownership of any shares of Class A common stock held by Villages Invesco. The address for Mr. Eddy is c/o The Villages Invesco, LLC, 3619 Kiessel Road, The Villages, Florida 32163.

(9)	Mr. Kadow’s Class A common stock consists of 1,352 shares beneficially owned directly by Mr. Kadow and 5,000 shares beneficially owned by the Joseph J. Kadow Revocable Trust of 2018.
(10)

A group comprised of BIGH, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Daniel Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Christopher Stephens, our General Counsel, James Roche, Millennial Specialty Holdco, LLC, Highland Risk Services LLC and certain trusts established by such individuals are party to the Voting Agreement with Lowry Baldwin, our Chairman, pursuant to which, in connection with any meeting of our stockholders or any written consent of our stockholders, each of the parties to the Voting Agreement will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As a result, Lowry Baldwin may be deemed to beneficially own an additional 16,544,131 shares.

Beneficial Ownership of More Than 5% Owners

The following table sets forth the number of shares of Class A common stock and Class B common stock beneficially owned as of April 15, 2020 by each beneficial owner of more than 5% of our common stock. Subject to the terms of the Amended LLC Agreement, LLC Units are redeemable or exchangeable for shares of our Class A common stock on a one-for-one basis. Corresponding shares of Class B common stock will be cancelled on a one-for-one basis if LLC Units are redeemed or exchanged pursuant to the terms of the Amended LLC Agreement. Beneficial ownership of shares of our Class A common stock reflected in this table does not include beneficial ownership of shares of our Class A common stock for which such LLC Units may be redeemed or exchanged. Based on information available as of April 15, 2020 the only persons known by us to be a beneficial owner of more than 5% of our outstanding securities were as follows:

	Class A Common Stock Beneficially Owned(1)		Class B Common Stock Beneficially Owned(2)		Combined Voting Power(3)
Name of Beneficial Owner	Number	Percentage	Number	Percentage
The Villages Invesco, LLC (4)	—	—%	6,263,805	14.1%	9.7%
4010 W. Boy Scout Blvd., Suite 200
Tampa, FL 33607
Elizabeth Krystyn (5)	—	—%	3,090,876	7.0%	4.8%
4010 W. Boy Scout Blvd., Suite 200
Tampa, FL 33607
Laura Sherman (6)	—	—%	3,090,875	7.0%	4.8%
4010 W. Boy Scout Blvd., Suite 200
Tampa, FL 33607
Lowry Baldwin (10)	—	—%	18,933,907	42.7%	55.1%
4010 W. Boy Scout Blvd., Suite 200
Tampa, FL 33607
Kristopher Wiebeck	20,563	0.1%	1,709,332	3.9%	2.7%
4010 W. Boy Scout Blvd., Suite 200
Tampa, FL 33607
John Valentine	19,139	0.1%	1,459,169	3.3%	2.3%
4010 W. Boy Scout Blvd., Suite 200
Tampa, FL 33607

	Class A Common Stock Beneficially Owned(1)		Class B Common Stock Beneficially Owned(2)		Combined Voting Power(3)
Name of Beneficial Owner	Number	Percentage	Number	Percentage
Daniel Galbraith	10,719	0.1%	1,376,592	3.1%	2.2%
4010 W. Boy Scout Blvd., Suite 200
Tampa, FL 33607
MSD Capital, L.P. (7)	1,600,000	8.0%	—	—%	2.5%
645 Fifth Avenue, 21st Floor
New York, NY 10022
BAMCO Inc. (8)	2,589,130	13.0%	—	—%	4.0%
767 Fifth Avenue, 48th Floor
New York, NY 10153
Nuveen Asset Management, LLC (9)	2,403,591	12.0%	—	—%	3.7%
730 Third Avenue
New York, NY 10017-3206

(1)	Calculated as the number of shares of Class A common stock owned, divided by the amount of Class A common stock outstanding of 19,984,749 as of April 15, 2020.
(2)	Calculated as the number of shares of Class B common stock owned, divided by the amount of Class B common stock outstanding of 44,359,002 as of April 15, 2020.
(3)	Calculated as the sum of the number of shares of common stock owned, divided by the amount of common stock outstanding of 64,343,751 as of April 15, 2020.
(4)

Includes 6,263,805 shares beneficially held by The Villages Invesco, LLC (“Villages Invesco”). Villages Invesco expressly disclaims beneficial ownership with respect to any other shares of common stock. Villages Invesco is 100% owned in equal amounts and jointly controlled by the family trusts of Mark G. Morse, Tracy L. Dadeo, and Jennifer L. Parr. The managers of Villages Invesco consist of five individuals, including Mark G. Morse. The business address for The Villages Invesco, LLC is 3619 Kiessel Road, The Villages, Florida 32163.

(5)

Consists of 2,481,998 shares beneficially owned directly by Mrs. Krystyn, 304,439 shares beneficially owned by the Elizabeth Krystyn 2019 Grantor Retained Annuity Trust I and 304,439 shares beneficially owned by the Elizabeth Krystyn 2019 Grantor Retained Annuity Trust II.

(6)

Consists of 2,862,542 shares beneficially owned directly by Mrs. Sherman, 152,220 shares beneficially owned by the Laura R. Sherman GRAT 2019-1 and 76,113 shares beneficially owned by the Laura R. Sherman GRAT 2019-2.

(7)

Based on the most recently available Schedule 13G filed with the SEC on November 6, 2019 by MSD Capital, L.P. According to the Schedule 13G, MSD Sparrowhawk, L.P. and Michael S. Dell have shared voting and dispositive power over the reported shares of Class A common stock.

(8)

Based on the most recently available Schedule 13G filed with the SEC on February 13, 2020 by BAMCO INC /NY/ (“BAMCO”). According to the Schedule 13G, BAMCO has shared voting and dispositive power over the reported shares of Class A common stock.

(9)

Based on the most recently available Schedule 13G filed with the SEC on February 14, 2020 by Nuveen Asset Management, LLC (“NAM”), TIAA-CREF Investment Management, LLC (“TCIM”), Teachers Advisors, LLC (“TAL”) and TIAA-CREF Mid-Cap Value Fund (“TC MCVF”). According to the Schedule 13G, NAM has sole voting and dispositive power over 813,388 shares of Class A common stock, TCIM has sole voting and dispositive power over 547,866 shares of Class A common stock, TAL has sole voting and dispositive power over 1,042,337 shares of Class A common stock and TC MCVF has shared voting and dispositive power over 1,004,547 shares of Class A common stock.

(10)

A group comprised of BIGH, Elizabeth Krystyn, Laura Sherman, Trevor Baldwin, our Chief Executive Officer, Kris Wiebeck, our Chief Financial Officer, John Valentine, our Chief Partnership Officer, Daniel Galbraith, our Chief Operating Officer, Brad Hale, our Chief Accounting Officer, Christopher Stephens, our General Counsel, James Roche, Millennial Specialty Holdco, LLC, Highland Risk Services LLC and certain trusts established by such individuals are party to the Voting Agreement with Lowry Baldwin, our Chairman, pursuant to which, in connection with any meeting of our stockholders or any written consent of our stockholders, each of the parties to the Voting Agreement will agree to vote or exercise their right to consent in the manner directed by Lowry Baldwin. As a result, Lowry Baldwin may be deemed to beneficially own an additional 16,544,131 shares.

Audit Committee Matters

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of BRP Group, Inc. (“BRP Group”) under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of BRP Group’s board of directors. The audit committee’s functions are more fully described in its charter, which is available in the “Governance” section of BRP Group’s investor relations website at https://ir.baldwinriskpartners.com/corporate-governance/governance-overview. Management has the primary responsibility for BRP Group’s financial statements and reporting processes, including its systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management BRP Group’s audited financial statements as of and for the year ended December 31, 2019.

The audit committee has discussed with PricewaterhouseCoopers LLP, BRP Group’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the audit committee discussed PricewaterhouseCoopers LLP’s independence with their representative and has received the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB from PricewaterhouseCoopers LLP. Finally, the audit committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of BRP Group’s financial statements.

Based on these reviews and discussions, the audit committee has recommended to BRP Group’s board of directors that its audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The audit committee also has engaged PricewaterhouseCoopers LLP as BRP Group’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and is seeking ratification of this selection by the stockholders.

Audit Committee

Phillip Casey

Joseph Kadow

Barbara Matas

Audit Committee Pre-Approval Policies and Procedures

Before an independent registered public accounting firm is engaged by the Company to render audit or non-audit services, our audit committee must review the terms of the proposed engagement and pre-approve the engagement. The audit committee may delegate authority to one or more of the members of the audit committee to provide these pre-approvals for audit or non-audit services, provided that the person or persons to whom authority is delegated must report the pre-approvals to the full audit committee at its next scheduled meeting. Audit committee pre-approval of non-audit services (other than review and attest services) are not required if those services fall within available exceptions established by the SEC.

The audit committee pre-approved all audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP for the fiscal year 2019 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

Proposals to be Voted on During the Meeting

PROPOSAL NO. 1 ELECTION OF DIRECTORS

For so long as the Majority Ownership Requirement is met, each director may be removed with or without cause with a majority vote. Following the time when the Majority Ownership Requirement is no longer met, and subject to obtaining any required stockholder votes, directors may only be removed for cause and by the affirmative vote of holders of 75% of the total voting power of our outstanding shares of common stock, voting together as a single class.

For so long as the Substantial Ownership Requirement is met, the Pre-IPO LLC Members holding a majority of the shares of Class B common stock held by the Pre-IPO LLC Members are able to designate a majority of the nominees for election to our board of directors, including the nominee for election to serve as Chairman of our board of directors and, so long as Villages Invesco beneficially owns 7.5% of the aggregate number of outstanding shares of our common stock, it may designate one nominee for election to our board of directors and any director elected after having been nominated by Villages Invesco may only be removed for cause or with the consent of Villages Invesco. Neither the Pre-IPO LLC Members nor Villages Invesco have utilized this right of nomination in connection with the Annual Meeting.

Our board of directors consists of seven directors: Lowry Baldwin, Trevor Baldwin, Phillip Casey, Robert Eddy, Joseph Kadow, Barbara Matas and Chris Sullivan. Our Class I directors, including Lowry Baldwin and Phillip Casey, have been nominated for re-election at the Annual Meeting by the board of directors. Class I directors’ next terms will expire at the annual stockholders’ meeting to be held in 2023. Class II directors’ terms expire at the annual stockholders’ meeting to be held in 2021. Class III directors’ terms expire at the annual stockholders’ meeting to be held in 2022. Class II and Class III directors will stand for election at the 2021 and 2022 annual meetings of stockholders, respectively.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, those shares will be voted for the election of those substitute nominee(s) as the board of directors may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes of the shares cast at the meeting (excluding “Withheld” and broker non-votes, which will not affect the outcome of the vote).

The following table sets forth information with respect to each director’s position and office held with the Company and each director’s age as of the date of this Proxy:

Name	Age	Position	Director Since
Lowry Baldwin	61	Chairman and Director	September 2019
Phillip Casey	77	Director	September 2019

Set forth below is biographical information for the nominees. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the board of directors to conclude that they should serve as directors.

Lowry Baldwin, has served as Chairman since co-founding the Company in 2011. Mr. Baldwin’s insurance career began in 1981 at Aetna Property & Casualty. Two years later, he joined Baldwin & Sons. In 1991, Mr. Baldwin and Chuck Davis merged their firms to found Davis Baldwin Insurance and Risk Management. In 2006, Mr. Baldwin and his partners, Elizabeth Krystyn and Laura Sherman, formed what is today the Middle Market Operating Group. In 2012, Mr. Baldwin and his partners formed Baldwin Risk Partners to serve as a holding company for further investment into the insurance brokerage space. In 1997, Mr. Baldwin co-founded Advantec Solutions, Inc., a national Professional Employer Organization serving small and mid-size businesses by providing outsourced payroll, human resources, employee benefits and benefits administration and workers compensation. Mr. Baldwin earned a Bachelor of Science in Psychology from Wake Forest University.

Phillip Casey, has served as a Director of the Company since September 2019. From 1971 to 1985, Mr. Casey served in financial management assignments with domestic and international affiliates of Exxon Corporation. From 1985 to 1994, Mr. Casey served in executive leadership positions as Vice Chairman of the Board, Director, Chief Financial Officer and Executive Vice President of Birmingham Steel, a national steel manufacturer with headquarters in Birmingham, Alabama. Mr. Casey retired in September 2010 after serving sixteen years as President, CEO, Director and Chairman of Gerdau Ameristeel, the second largest mini-mill steel manufacturer in North America. Mr. Casey has been a trustee for the University of Tampa since May 1996 and has been on the board of trustees since May 2017. Mr. Casey completed the Advanced Management Program of the Harvard Business School in 1992, was awarded an MBA from Thunderbird School of Global Management in 1971 and received a BBA in Finance from the University of Georgia in 1966.

The board of directors unanimously recommends that you vote FOR the election of each nominee listed above to serve as Director until the 2023 Annual Meeting or until his successor is duly elected and qualified.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2020 and is seeking ratification of this selection by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP audited our financial statements for the fiscal years ended December 31, 2019 and 2018. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our by-laws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that a change would be in the best interests of the Company and our stockholders.

Audit and Non-Audit Services

The following table provides information regarding the fees incurred to PricewaterhouseCoopers LLP during the year ended December 31, 2019.

For the Year Ended December 31, 2019
Audit Fees	$4,131,005
Audit Related Fees	290,000
Tax Fees	—
All Other Fees	—

Total Fees	$4,421,005

Audit Fees

These amounts represent fees of PricewaterhouseCoopers LLP for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q, and other services provided in connection with registration statement and regulatory filings, such as comfort letters, attest services, consents and assistance with review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees.

Tax Fees

Tax fees generally consist of fees for tax compliance and return preparation, and tax planning and advice.

All Other Fees

All other fees consist of permitted services other than those that meet the criteria above.

The board of directors unanimously recommends that you vote FOR this proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2020.

Information About the Annual Meeting

Date, Time and Place of Meeting

Date: May 27, 2020

Time: 10:00 AM Eastern Daylight Time

Place: 4010 W. Boy Scout Blvd., 1st Floor, Tampa, Florida 33607

We are actively monitoring the public health and travel safety concerns relating to the coronavirus (COVID-19) and the advisories or mandates that federal, state, and local governments, and related agencies, may issue. In the event it is not possible or advisable to hold our Annual Meeting as currently planned, we will announce any additional or alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor our press releases, available at ir.baldwinriskpartners.com, and our filings with the SEC for updated information. If you are planning to attend our Annual Meeting, please check ir.baldwinriskpartners.com the week of the meeting. We encourage you to vote your shares prior to the Annual Meeting.

This Proxy Statement was first mailed to stockholders on or about April 27, 2020. It is furnished in connection with the solicitation of proxies by the board of directors to be voted during the Annual Meeting for the purposes set forth in the accompanying Notice of 2020 Annual Meeting of Stockholders.

Stockholders who execute proxies retain the right to revoke them at a time before the shares are voted by the proxy during the meeting. A stockholder may revoke a proxy by May 25, 2020.

The 2019 Annual Report and this Proxy Statement are also available on our investor relations website at https://ir.baldwinriskpartners.com/financials/sec-filings and at the SEC’s website at www.sec.gov. Please note that the information on our website is not part of this Proxy Statement.

BRP Group’s 2019 Annual Report (which is not a part of our proxy soliciting materials) was mailed with the Proxy Statement.

Soliciting Proxies

The board of directors is soliciting proxies to be voted at the Annual Meeting. After the Proxy Statements are initially distributed, we and our agents may also solicit proxies by mail, electronic mail, telephone or in person. We will also reimburse brokers and other intermediaries for their expenses in sending Proxy Statements to beneficial owners. BRP Group will pay all proxy solicitation costs.

Householding

Householding is a procedure approved by the SEC whereby multiple stockholders of record who share the same last name and address will receive only one Internet Availability Notice or one set of proxy materials. We have undertaken householding to reduce printing costs and postage fees. Brokers with account holders who are BRP Group stockholders may be householding our proxy materials. A single Proxy Statement and 2019 Annual Report may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or BRP Group that you no longer wish to participate in householding. Record holders who wish to begin or discontinue householding may contact Broadridge Financial Solutions, Inc. (“Broadridge”) by calling 1-800-540-7095, or by writing to Broadridge at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. Broadridge will undertake the necessary steps to continue or discontinue householding upon such request of a record holder. Beneficial owners who wish to begin or discontinue householding should contact their broker or other intermediary. In addition, BRP Group will deliver, upon written or oral request to the address or telephone number above, a separate copy of the Proxy Statement and 2019 Annual Report promptly to any stockholder at a shared address to which a single copy of the documents was delivered.

Voting Procedures

Only holders of our common stock at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. We have no other outstanding securities entitled to vote, and there are no cumulative voting rights for the election of directors. At the close of business on the Record Date, we had 64,343,751 shares of common stock outstanding and entitled to vote. Each holder of our common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

Record holders may vote (i) by completing and returning a proxy card, (ii) on the Internet, or (iii) using a toll-free telephone number. Please see the enclosed proxy card for specific instructions on how to vote using one of these methods. The telephone and Internet voting facilities for record holders will close at 11:59 p.m. Eastern Daylight Time on May 26, 2020. “Beneficial owners” will receive instructions from their broker or other intermediary describing the procedures and options for voting.

Tabulation of Votes

An automated system administered by Broadridge will tabulate the votes. Voting results will be reported in a Current Report on Form 8-K that we will file with the SEC within four business days following the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Effect of Abstentions and Broker Non-Votes

If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Other Business

As of the date of this Proxy Statement, we are not aware of any matters to be raised at the Annual Meeting other than those described in this Proxy Statement. If any other matters are properly presented at the Annual Meeting for consideration, the people named as proxy holders on the proxy card will vote your proxy on those matters in their discretion. If any of our nominees are not available as a candidate for director, the proxy holders will vote your proxy for any other candidate the board of directors may nominate or the board of directors may choose to decrease the size of the board of directors.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0000459786_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Two Class I Directors to serve until the 2023 annual meeting of stockholders, until their successors are duly elected and qualified. Nominees 01 Lowry Baldwin 02 Phillip Casey BRP GROUP, INC. 4010 W. BOY SCOUT BLVD. SUITE 200 TAMPA, FLORIDA 33607 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/26/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/26/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Ratification for the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year 2020. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000459786_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com BRP GROUP, INC. Annual Meeting of Stockholders May 27, 2020 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Christopher Stephens and Lowry Baldwin and each of them as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of BRP Group, Inc. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Daylight Time on May 27, 2020, at 4010 W. Boy Scout Blvd., 1st Floor, Tampa, Florida 33607, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side